Exhibit 3.1.2 Certificate of Change

Certificate of Change filed Pursuant to NRS 78.209
For Nevada Profit Corporations

1.            Name of corporation:

DIVIO HOLDINGS, CORP.

2.            The board of directors have adopted a resolution pursuant to NRS 78.209 and have obtained any required approval of the stockholders.

3.            The current number of authorized shares and the par value, if any, of each class or series, if any, of shares before the change:

75,000,000 shares of common stock at $0,001 par value

4.            The number of authorized shares and the par value, if any, of each class or series, if any, of shares after the change:

937,500,000 shares of common stock at $0.001 par value

5.            The number of shares of each affected class or series, if any, to be issued after the change in exchange for each issued share of the same class or series:

The corporation will issue 12.5 shares of common stock for every one share of common stock issued and outstanding after the effective date of the forward stock split.

6.            The provisions, if any, for the issuance of fractional shares, or for the payment of money or the issuance of scrip to stockholders otherwise entitled to a fraction of a share and the percentage of outstanding shares affected thereby:            _

No fractional shares will be issued. Fractional shares will be rounded up to the next nearest whole number.

7.            Effective date and time of filing: (optional)

Date: July 1, 2014	Time: 12:00 am
(must not be later than 90 days after the certificate is filed)

8             Signature- (required)

/s/ James Grant	President
Signature of Officer	Title

IMPORTANT: Failure to include any of the above information and submit with the proper fees may cause this filing to be rejected.